Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President-Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager-Investor Relations (312) 592-5341 julie.mathews@teldta.com

TDS FILES AMENDED FORM 10-K WITH SEC AS PREVIOUSLY ANNOUNCED
Updates certain balance sheet amounts

FOR RELEASE: IMMEDIATE

CHICAGO — May 14, 2004 — Telephone and Data Systems, Inc. [AMEX:TDS] today said that it has filed with the SEC its previously announced restatements. The company filed an amendment to its 2003 Form 10-K earlier today that included restated financial statements and financial information for each of the years ended December 31, 2003 and 2002, including restated interim quarterly financial information for those years. The restatements result in certain changes to the estimated restatements previously announced on April 19, 2004.

The company also filed its quarterly report on Form 10-Q for the quarter ended March 31, 2004, earlier today. The Form 10-Q includes certain changes to the balance sheets as of March 31, 2004, and December 31, 2003, which were reported in the company's press release on April 28, 2004. These changes were the result of the finalization of the restatement calculations and their impact on year-end 2003 balance sheet amounts. These changes decreased wireless license costs by approximately $4.5 million, decreased net deferred income tax liability by approximately $1.8 million, decreased minority interest in subsidiaries by approximately $.5 million and decreased retained earnings by approximately $2.2 million from the previously reported amounts. The balance sheet changes had no impact on revenues, cash or cash flow and were the result of a final review of the restatements by the company and its independent auditors.

The previously announced restatements are related to the implementation of Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations" and SFAS 142, "Goodwill and other Intangible Assets." The restatements involve changing the classification of certain goodwill to licenses as of January 1, 2002, and recording of the resulting non-cash deferred tax effects. These adjustments resulted in higher license values, which required the company to reperform its impairment tests for 2002 and 2003 and resulted in a non-cash expense recorded as a cumulative effect of an accounting change in 2002 and a non-cash impairment charge to licenses in 2003.

Telephone and Data Systems, Inc., a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and wireline service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of March 31, 2004, the company employed approximately 10,700 people and served approximately 5.6 million customers/units in 36 states. For more information, visit www.teldta.com.